Presidio Multi-Strategy Fund
Operating Plan

This Operating Plan, effective commencing June 2, 2010, is entered into by and between Presidio Capital Investments, LLC (“Advisor”) and The Nottingham Company (“Administrator”) with respect to the Presidio Multi-Strategy Fund (“Fund”), a series of the Starboard Investment Trust (“Trust”), a Delaware statutory trust.

WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Trust has designated the Fund as a series of interests in the Trust;

WHEREAS, the Advisor has agreed to act as investment advisor to the Fund pursuant to the Investment Advisory Agreement between the Trust and the Advisor dated February 18, 2010 (“Investment Advisory Agreement”);

WHEREAS, Administrator has agreed to provide fund accounting and administration services to the Fund pursuant to the Fund Accounting and Administration Agreement between the Trust and Administrator dated May 5, 2010 (“Fund Administration Agreement”);

WHEREAS, it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund;

WHEREAS, in order to help limit the expenses of the Fund, Administrator has agreed to pay certain of the operating expenses of the Fund as described in the Fund Administration Agreement; and

WHEREAS, the Advisor wishes to facilitate and support Administrator’s payment of the operating expenses described in the Fund Administration Agreement;

NOW, THEREFORE, the Advisor and Administrator agree that the Operating Plan shall provide as follows:

1.	Payments by the Advisor. The Advisor shall pay to Administrator a fee based on the daily average net assets of each Fund based upon the schedules set forth in Appendix A.

2.
Other Expenses.  The Advisor shall pay Fund expenses that have not been (i) assumed by Administrator pursuant to the Fund Administration Agreement or (ii) specifically assumed by the Fund.  These expenses include the following items:

a)	Marketing, distribution, and servicing expenses related to the sale or promotion of Fund shares that the Fund is not authorized to pay pursuant to the Investment Company Act and Rule 12b-1 thereunder;

b)	Expenses incurred in connection with the organization and initial registration of shares of the Fund;

c)	Expenses related to shareholder meetings and proxy solicitations;

d)
Fees and expenses related to legal, auditing, and accounting services that are in amounts greater than the limits or outside of the scope of ordinary services outlined in Appendix C and have not been specifically assumed by the Fund per the instructions of the Trust’s Board of Trustees;

e)	Hiring employees and retaining advisers and experts as contemplated by Rule 0-1(a)(7)(vii) of the Investment Company Act; and

f)
Amounts due to Administrator in the event the compensation received by Administrator for services pursuant to its Fund Administration Agreement with the Trust is less than the minimum operating cost set forth in Appendix B.

3.
Duration and Termination.  This Operating Plan, shall continue in effect until June 30, 2011 and shall then renew automatically for successive terms with one-year periods unless terminated by either party at the conclusion of the then current term upon (i) written notice of non-renewal to the other party not less than sixty days prior to the end of the term, or (ii) mutual written agreement of the parties.

4.
Amendment.  This Operating Plan and any one or more of the Appendices attached hereto may be amended at the conclusion of a term by a written instrument signed by the parties and approved by the Trust’s Board of Trustees.

5.           Miscellaneous.

a)
Captions.  The captions in this Operating Plan are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b)
Interpretation.  Nothing herein contained shall be deemed to require the Fund or Trust to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund or Trust.

c)
Inconsistent Terms.  In the event of any inconsistency between the terms of this Operating Plan and those of either the Investment Advisory Agreement or the Fund Administration Agreement, the terms of the Investment Advisory Agreement or Fund Administration Agreement shall control, but only to the extent of such inconsistency.

d)
Severability.  If any provision of this Operating Plan shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Operating Plan shall not be affected thereby and, to this extent, the provisions of this Operating Plan shall be deemed to be severable.

e)	Counterparts. This Operating Plan may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Operating Plan to be executed as of the date first written above.

Presidio Capital Investments, LLC

By:       /s/ Matthew R. Lee

Title:     President and Chief Executive Officer

The Nottingham Company

By:       /s/ Carrie Lower

Title:     Vice President

APPENDIX A

Payment Schedule

Presidio Multi-Strategy Fund

The Advisor shall make a monthly payment to the Administrator based upon the daily average net assets of the Fund according to the following schedule:

Average Daily Net Assets	Annual Rate
Less than $9,000,000	1.000%
$9,000,000 but less than $10,000,000	0.900%
$10,000,000 but less than $11,000,000	0.798%
$11,000,000 but less than $12,000,000	0.713%
$12,000,000 but less than $13,000,000	0.642%
$13,000,000 but less than $14,000,000	0.580%
$14,000,000 but less than $15,000,000	0.527%
$15,000,000 but less than $16,000,000	0.480%
$16,000,000 but less than $17,000,000	0.439%
$17,000,000 but less than $18,000,000	0.402%
$18,000,000 but less than $19,000,000	0.369%
$19,000,000 but less than $20,000,000	0.340%
$20,000,000 but less than $21,000,000	0.313%
$21,000,000 but less than $22,000,000	0.289%
$22,000,000 but less than $23,000,000	0.267%
$23,000,000 but less than $24,000,000	0.247%
$24,000,000 but less than $25,000,000	0.228%
$25,000,000 but less than $26,000,000	0.211%
$26,000,000 but less than $27,000,000	0.195%
$27,000,000 but less than $28,000,000	0.180%
$28,000,000 but less than $29,000,000	0.166%
$29,000,000 but less than $30,000,000	0.153%
$30,000,000 but less than $31,000,000	0.141%
$31,000,000 but less than $32,000,000	0.130%
$32,000,000 but less than $33,000,000	0.119%
$33,000,000 but less than $34,000,000	0.109%
$34,000,000 but less than $35,000,000	0.100%
$35,000,000 but less than $36,000,000	0.091%
$36,000,000 but less than $37,000,000	0.083%
$37,000,000 but less than $38,000,000	0.075%
$38,000,000 but less than $39,000,000	0.067%
$39,000,000 but less than $40,000,000	0.060%
$40,000,000 but less than $41,000,000	0.053%
$41,000,000 but less than $42,000,000	0.047%
$42,000,000 but less than $43,000,000	0.040%

Average Daily Net Assets	Annual Rate
$43,000,000 but less than $44,000,000	0.035%
$44,000,000 but less than $45,000,000	0.029%
$45,000,000 but less than $46,000,000	0.023%
$46,000,000 but less than $47,000,000	0.018%
$47,000,000 but less than $48,000,000	0.013%
$48,000,000 but less than $49,000,000	0.009%
$49,000,000 but less than $50,000,000	0.004%
$50,000,000 or more	0.000%

APPENDIX B

Minimum Operating Cost

Pursuant to Section 2(f) of this Operating Plan, if the compensation received by Administrator under the Fund Administration Agreement is less than the amount set forth in the schedule below, then the Advisor must remit or cause to be remitted to Administrator an amount that is sufficient to reimburse Administrator for the difference.  Such amounts shall be calculated and paid on a monthly basis.  If this Operating Plan becomes effective subsequent to the first day of the month or terminates before the last day of the month, the minimum operating cost for that part of the month in which this Operating Plan is in effect will be prorated.

Year 1 ......................................................................$9,308.33 per month ($111,700 annually)

Year 2 ....................................................................$10,141.67 per month ($121,700 annually)

Year 3 and thereafter ..........................................$10,975.00 per month ($131,700 annually)

APPENDIX C

Professional Services

The Administrator shall pay the fees and expenses of the Fund incurred in connection with ordinary professional services, but only up to the limits set forth below.  In the event that the fees and expenses for such services are greater than the limits set forth below, the Advisor shall pay the amounts above such limit unless the expense has been specifically assumed by the Fund per the instructions of the Trust’s Board of Trustees.

1.
Independent public accountants:  $17,500 per Fund per year to audit the annual financial statements of the Fund, prepare the Fund’s federal, state and excise tax returns, and consults with the Fund on matters of accounting and federal and state income taxation.

2.
Independent legal counsel to the independent trustees: $3,000 per Fund per year to advise the independent trustees on board meeting issues and consult with the independent trustees in connection with other ordinary legal services.

3.	Fund counsel: $12,000 per Fund per year for ordinary legal expenses, which generally include the following routine services provided by the Fund counsel:

a)
Review and preparation of materials for regularly scheduled quarterly meetings of the board of trustees and the regularly scheduled meetings of the audit and other standing committees, including review of meeting agendas, resolutions, minutes, and reports from service providers to the Fund;

b)	Attending four meetings per year for the board of trustees and the regularly scheduled meetings of the audit and other standing committees;

c)	Preparing, or advising on the preparation of, filings with the Securities and Exchange Commission of the annual amendments to the registration statement on Form N-1A, including the related 497 filing;

d)
Review of other routine filings with the Securities and Exchange Commission, including filings on Form NSAR, Form N-CSR, Form N-Q, Form 24f-2, and Form N-PX, 40-17g filings, and amendments to such filings,

e)	Responding to audit letter requests from the Fund’s independent public accountants; and

f)	Consulting with, and responding to questions from the Fund’s board of trustees and service providers with respect to any of the foregoing.

Any audit, accounting, or legal services outside of those listed above shall be considered non-ordinary professional services and shall not be paid by the Administrator.  Non-ordinary legal services include, for example, services provided in connection with special meetings of the Fund’s board of trustees, additions of new classes or series of shares, shareholder meetings and proxy solicitations, material changes to the Fund’s registration statement, examinations by the Securities and Exchange Commission, and litigation to which the Fund may be a party.  In the event that fees and expenses for such services are incurred, the Advisor shall pay such fees and expenses unless the fees and expenses has been specifically assumed by the Fund per the instructions of the Trust’s Board of Trustees.